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                           [NATIONAL CITY LETTERHEAD]

                                                                    EXHIBIT 99.1

FOR MORE INFORMATION CONTACT:                NEWS RELEASE

INVESTORS:                                   MEDIA:
Thomas A. Richlovsky                         Doug Draper
(216) 222-8063                               (216) 222-2929

www.nationalcity.com                                      FOR IMMEDIATE RELEASE
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                       NATIONAL CITY ANNOUNCES ACTIONS TO
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                         STRENGTHEN CORPORATE GOVERNANCE
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         Cleveland, October 29, 2002 -- The Board of Directors of National City
Corporation (NYSE: NCC) today approved a series of actions to strengthen and improve the company's already strong corporate governance practices. The actions include the following:

     - New charters specifying in greater detail the responsibilities of Board committees: the Audit Committee; the Nominating and Board of Directors Governance Committee; and the Compensation and Organization Committee;

     - New Corporate Governance Guidelines covering executive sessions of the Board of Directors, director qualifications, director responsibility, independence, continuing education, and performance evaluation;

     -   A new Code of Ethics for directors, officers, and employees;

     -   A new Code of Ethics for senior financial officers;

     - Creation of a corporate Risk Management function to manage all aspects of risk in a comprehensive and coordinated manner;

     - Implementation of a one-year mandatory holding period for all stock acquired via a stock option or restricted stock grant from the corporation. This requirement will apply to all executive officers of the corporation; and

     - Authorization of the expensing of stock option grants beginning in 2003.

         The Board has determined that 13 of National City's 15 directors are "independent directors" as defined by National City's Corporate Governance Guidelines and the proposed New York Stock Exchange Corporate Governance Rules. All members of the Audit and Nominating and Governance Committees are independent under these guidelines.


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         Commenting on these actions, Chairman and CEO David A. Daberko stated,
"National City has always prided itself on its strongly pro-stockholder corporate governance. We've never had a classified or staggered board, nor any poison pill or antitakeover charter provisions, for example, in contrast to many of our peers and other large companies. However, it is clear that the new requirements of the Sarbanes-Oxley Act and the New York Stock Exchange, as well as public revulsion to the corporate scandals of the past year, have raised the bar on what constitutes good corporate governance. National City has been recognized in independent surveys as having good corporate governance, and we intend to maintain our leadership position in this area, as these actions demonstrate."

         Daberko continued, "National City's financial reporting has always been highly regarded, exemplified by 15 years of awards for our annual report from the National Association of Investors Corporation. Our business practices have always been sound, and our corporate culture has always promoted fair dealing and integrity. Nonetheless, our stockholders have suffered as the result of the climate of fear and uncertainty that pervades the overall financial markets these days. We hope that our actions will inspire other companies to take similar steps and thus help restore confidence in corporate America and in the markets, confidence which is vital to a strong and dynamic economic recovery."

         Regarding creation of the corporate Risk Management function, Daberko said, "This structure will permit us to surface risk issues through a centralized process, enabling us to take timely and appropriate action to avoid and mitigate risk." Robert J. Ondercik, chief credit officer, will head the new Risk Management function, which will include various credit, risk and compliance functions.

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         Complete texts of the new Board Committee charters, Corporate
Governance Guidelines, Code of Ethics, and related materials have been posted on National City's corporate website, www.nationalcity.com.

         National City Corporation, headquartered in Cleveland, Ohio, is one of the nation's largest financial holding companies. The company operates through an extensive distribution network in Ohio, Michigan, Pennsylvania, Kentucky, Indiana, and Illinois, and also serves customers in selected markets nationally. Its primary businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and payment processing.


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